POWER OF ATTORNEY

In connection with transactions in the securities of SafeNet, Inc., I hereby grant to Kevin Hicks, Shawn
Matlock and Amy Weber authority to sign and to file on my behalf Forms 3, 4 and 5 with the Securities and Exchange
Commission. Such authority shall endure until revoked in writing by me, or until such persons are no longer employed by or affiliated with SafeNet, Inc, whichever comes first.

/s/ James Summers
Name:  James Summers